EXHIBIT 99.1

Contact:

Noam Saxonhouse, Investor Relations

703.526.5093

David Douglass, Corporate Communications

703.526.5252

FOR IMMEDIATE RELEASE

THE MILLS CORPORATION REPORTS STRONG FIRST QUARTER RESULTS

Arlington, VA, April 30, 2004 — The Mills Corporation (NYSE: MLS), the leading developer and operator of innovative retail and entertainment destinations, delivered impressive results for the quarter ended March 31, 2004.  Results were driven by improved operating metrics at the Company’s growing portfolio of Mills Landmark Centers, 21st Century Retail and Entertainment Centers and International Retail and Entertainment Center.

Financial Results

•                  Income available to common stockholders for the quarter ended March 31, 2004 rose 18.5% to $0.64 per diluted share as compared to $0.37 per diluted share for the same period a year ago.  First quarter net income benefited from a gain of $0.54 per diluted share due to the conveyance of a joint venture interest in Opry Mills.

•                  Funds from operations (FFO) per diluted share for the quarter increased 10.4% to $0.85 from $0.77 in the same period a year ago. (FFO excludes the benefit of the gain on the conveyance of a joint venture interest in Opry Mills.)

FFO growth for the quarter was driven by increases in comparable center net operating income (NOI), acquisitions and recently opened centers.  In addition, gains on land sales in the first quarter of 2004 were $1.0 million higher than in the same period in 2003.  The current quarter’s FFO also benefited from a FAS 141 adjustment of $0.03 per diluted share.

FFO is a standard measure of operating performance for REITs.  A reconciliation of net income to FFO is provided in the supplemental financial data section of this press release.

Operating Statistics

Operating statistics for our projects were as follows:

•                  Stabilized comparable property NOI increased 4.82% for the three months ended March 31, 2004 versus the year earlier period.

•                  Total reported gross tenant sales for the three months ended March 31, 2004 increased approximately 11.0% to $1.81 billion as compared to $1.63 billion in the first quarter of 2003.

•                  For the three months ended March 31, 2004, comparable same-space sales for in-line tenants increased 7.3% versus the same period last year.

•                  For the 12 months ended March 31, 2004, gross in-line tenant reported sales per square foot for comparable centers increased 4.5% to $346, versus $331 for the 12 months ended March 31, 2003.

•                  The average initial base rent for in-line store spaces opened during 2004 was $30.13 per square foot, which was 16.6% higher than rents for tenants who closed or whose leases expired.

•                  Stabilized comparable property occupancy was 94.0% on March 31, 2004 versus 93.8% on March 31, 2003.  Total portfolio occupancy as of March 31, 2004 was 91.9% versus 93.2% as of  March 31, 2003.  The decline in total portfolio occupancy is largely attributable to below average occupancy at Del Amo, The Great Mall of the Bay Area and Westland.  These centers were all recently acquired and are currently being repositioned for future growth.

Laurence C. Siegel, Chairman and CEO of The Mills Corporation, said, “The rapid increase in our same store sales in the first quarter reflects the underlying health of our assets, and their ability to draw consumers who are looking for a unique shopping experience.  Strong sales numbers are creating demand from retailers for space in both our existing portfolio and our development pipeline.  As the economic picture continues to improve, The Mills Corporation is uniquely positioned to benefit due to our extensive development pipeline.”

New business activities during the first quarter demonstrated The Mills’ commitment to executing on its business objectives to increase shareholder value.  Following are operating highlights for the quarter:

We acquired Westland Mall in Hialeah, Florida, near Miami, for $79 million before transaction costs, providing a yield of approximately 9.3%.

The Mills announced plans to renovate Sawgrass Mills in Sunrise, Florida, to affirm its position as South Florida’s premier shopping destination.  Construction on Florida’s largest retail and entertainment center will be completed by Thanksgiving 2004. Plans for the development of a high-end fashion district at the center – The Colonnade Outlets at Sawgrass – were submitted to the City of Sunrise and approvals are expected later this year.

The Mills is progressing in its plans to re-develop and re-tenant Del Amo Fashion Center, which we intend to transform into one of the dominant retail and entertainment centers in North America.  We recently received local approvals to proceed with this exciting project.

The Mills continues to meet construction and leasing objectives at three Mills Landmark projects: Cincinnati, Vaughan and Pittsburgh.

Construction at Cincinnati Mills, which opens August 19, 2004, is in its final phases and the pace of retailer commitments is accelerating.   Linens ‘n Things recently committed to a 20,000 square-foot space, while new in-line commitments include Nine West, Jones New York, Kasper and many others.

Vaughan Mills in Toronto has had very strong in-line and anchor interest.  Recently committed anchors include H&M, La Senza, Urban Behavior and Linens ‘n Things.  Coupled with earlier announced anchors, including Bass Pro Outdoor World, Burlington Coat Factory, Children’s Place, Tommy Hilfiger, Winners, Lucky Strike Lanes and NASCAR Speed Park, Vaughan Mills will have a strong mix of Canadian and U.S. retail and entertainment anchors.

The success of Madrid Xanadú has inspired the interest of localities throughout Europe.  We continue to explore projects in Seville, Valencia, Barcelona, Rome, Florence, Milan and Glasgow, and hope to break ground on one or more of these projects this year.

About The Mills Corporation

The Mills Corporation is a self-managed real estate investment trust (REIT) based in Arlington, VA that owns, develops, leases, manages and markets a portfolio of 27 retail and entertainment destination centers totaling approximately 34 million square feet. Currently, the Company has eight projects under construction or development around the world.  The Company’s Internet address is www.themills.com.

Supplemental Materials

The Company’s SEC Filings (Forms 10-Q & 10-K) and supplemental information packages (Form 8-K) are available on the Company’s website at www.themills.com or may be requested in e-mail or hard copy formats by contacting Noam Saxonhouse, Investor Relations, The Mills Corporation, 1300 Wilson Blvd., Arlington, VA 22209 or via e-mail at Noam.Saxonhouse@themills.com. The first quarter 2004 supplemental information package will be available on the Company’s website at 7:00 am on April 30, 2004.

The Company will provide an online simulcast of its first quarter 2004 conference call at www.themills.com. To listen to the live call, please go to the Company’s website at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. ET Friday, April 30, 2004. An online replay will be available for approximately 90 days at www.themills.com.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used within the text of this release, are defined and further explained in our 8-K on Attachment 1.

•                  Funds from Operations (FFO)

•                  Net Operating Income (NOI)

•                  Comparable properties

•                  Earnings Before Interest, Income Taxes, Depreciation and Amortization (EBITDA)

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills Corporation believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and it is possible that its actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills Corporation undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

# # #

	Three Months Ended March 31,
	2004	2003
Statements of Income Data:
Revenues:
Minimum rent	$58,276	$42,241
Percentage rent	549	47
Recoveries from tenants	27,154	21,554
Other property revenue	5,156	3,940
Management fees	3,854	3,093
Other fee income	139	848
Total operating revenues	95,128	71,723
Expenses:
Recoverable from tenants	23,973	18,807
Other operating expenses	3,854	1,593
General and administrative	7,409	4,334
Depreciation and amortization	27,148	16,630
Total operating expenses	62,384	41,364
Income before other income and expenses	32,744	30,359
Other income (expense):
Equity in earnings of unconsolidated joint ventures	5,570	5,267
Interest income	2,611	2,430
Interest expense	(20,926)	(13,472)
Foreign currency exchange (losses) gains	(5,031)	2,259
Gain on sale of joint venture interest	35,193	—
Other, net	340	(45)
Mills LP Net Income	50,501	26,798
Minority interest in Mills LP equity, including series D preferred unit distributions	(8,804)	(6,117)
TMC Net Income	41,697	20,681
Preferred stock dividends	(9,061)	(4,378)
Income available to TMC common stockholders	32,636	16,303
Add minority interest reflected as common equity in Mills LP	8,585	6,117
Income available to Mills LP common unit holders	$41,221	$22,420

Earnings per Common Share and Unit:
Basic:
TMC earnings per common share	$0.65	$0.38
Mills LP earnings per common unit	$0.65	$0.38
Diluted:
TMC earnings per common share	$0.64	$0.37
Mills LP earnings per common unit	$0.64	$0.37

Note:

The Mills Corporation (“TMC”) conducts all of its business and owns all of its operations through The Mills Limited Partnership (“Mills LP”) and its various subsidiaries. TMC owned approximately 82% of Mills LP’s common partnership units at March 31, 2004 and is its sole general partner.

THE MILLS CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Mills LP Funds From Operations (“FFO”):
Mills LP Net Income	$50,501	$26,798
Add:
Depreciation and amortization	26,195	16,071
Equity in depreciation and amortization	17,489	11,507
Foreign currency exchange losses (gains)	5,031	(2,259)
Deduct:
Gain on sale of joint venture interest	(35,193)	—
Equity in foreign currency exchange gains	(81)	(1,610)
FFO	63,942	50,507
Less preferred unit distributions	(9,280)	(4,378)
FFO available to Mills LP common unit holders	$54,662	$46,129

Mills LP FFO per Common Unit (Basic):
Mills LP Net Income	$0.80	$0.46
Add:
Depreciation and amortization	0.41	0.27
Equity in depreciation and amortization	0.27	0.19
Foreign currency exchange losses (gains)	0.08	(0.04)
Deduct:
Gain on sale of joint venture interest	(0.55)	—
Equity in foreign currency exchange gains	—	(0.03)
Preferred unit distributions	(0.15)	(0.07)
Mills LP FFO per common unit	$0.86	$0.78

Mills LP FFO per Common Unit (Diluted):
Mills LP Net Income	$0.77	$0.45
Add:
Depreciation and amortization	0.41	0.27
Equity in depreciation and amortization	0.27	0.19
Foreign currency exchange losses (gains)	0.08	(0.04)
Deduct:
Gain on sale of joint venture interest	(0.54)	—
Equity in foreign currency exchange gains	—	(0.03)
Preferred unit distributions	(0.14)	(0.07)
Mills LP FFO per common unit	$0.85	$0.77

Weighted Average Number of Common Shares and Units Outstanding:
Basic:
TMC weighted average common shares	50,384	43,173
Mills LP weighted average common units	63,692	59,397
Diluted:
TMC weighted average common shares	51,356	43,924
Mills LP weighed average common units	64,664	60,148